Exhibit 99.1

NEWS RELEASE

Astronics Corporation - 130 Commerce Way - East Aurora, NY - 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Net Income Up 17.0% on 18.2% Increase in Sales for First Quarter 2012

•	Achieved new quarterly record sales of $65.1 million

•	Diluted earnings per share of $0.46, up 12.2% from prior year period

•	2012 revenue guidance increased to $250 million to $265 million

EAST AURORA, NY May 1, 2012 – Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power, avionics databus products and automated test systems for the global aerospace and defense industries, today reported financial results for the three months ended March 31, 2012.

	Three Months Ended
	Mar 31, 2012	Apr 2, 2011	% Change
Sales	$65,138	$55,128	18.2%
Gross Profit	$18,120	$14,506	24.9%
Gross margin	27.8%	26.3%
SG&A	$8,855	$6,345	39.6%
SG&A percent to sales	13.6%	11.5%
Income from Operations	$9,265	$8,161	13.5%
Operating margin %	14.2%	14.8%
Net Income	$6,095	$5,209	17.0%
Net Income %	9.4%	9.4%

Peter J. Gundermann, President and Chief Executive Officer, commented, “The first quarter was a strong start to fiscal 2012. We set a quarterly sales record for the sixth consecutive quarter, and profitability remained solid. We had bookings during the quarter of $60.8 million, which is confirmation that demand for our products remains high.”

Consolidated Review

Sales in the first quarter of 2012 were $65.1 million, up $10.0 million, or 18.2%, from the prior year first quarter sales of $55.1 million. Aerospace sales, which represented approximately 95% of total first quarter sales, increased 23.5% over the prior year period to $62.0 million. Test Systems sales decreased to $3.1 million for the first quarter 2012 compared with last year’s first quarter of $4.9 million.

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Astronics Corporation Reports Net Income Up 17.0% on 18.2% Increase in Sales for First Quarter 2012

May 1, 2012

Net income in the first quarter of 2012 was $6.1 million, or $0.46 per diluted share, compared with net income of $5.2 million, or $0.41 per diluted share, in the same period of last year. Earnings per share for the first quarter of 2011 have been restated to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.

Consolidated operating margin in the 2012 first quarter was 14.2% compared with 14.8% in the prior year period. Leverage from increased aerospace sales was partially offset by increased engineering and development (“E&D”) costs and increased selling, general and administrative (“SG&A”) costs. E&D costs were $10.0 million in the 2012 first quarter compared with $8.3 million in last year’s first quarter and are included in cost of products sold.

SG&A increased $2.5 million compared with the prior year, primarily as a result of $1.2 million in additional SG&A costs associated with the November 2011 acquisition of Ballard Technology as well as increased compensation and legal costs.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Sales to the commercial transport market increased primarily on higher demand for cabin electronics products, as well as increased sales of aircraft lighting, airframe power and the addition of Ballard Technology’s (“Ballard”) avionics databus products. Military sales were down primarily as a result of lower sales of aircraft lighting products partially offset by the addition of Ballard’s avionics databus military sales. Sales to the business jet market were flat when compared with last year’s first quarter. Increased aircraft lighting and avionics databus sales were offset by decreased sales of airframe power products to the business jet market. The increase in first quarter FAA airport sales reflects the timing of projects as this tends to be a nonlinear flow product line.

Aerospace operating profit for the first quarter of 2012 was $11.9 million, or 19.2% of sales, compared with $9.3 million, or 18.6% of sales, in the same period last year. The increase in the 2012 first quarter margin reflects leverage gained from increased sales volume partially offset by higher E&D and increased SG&A expenses. The SG&A increase was due to the addition of Ballard’s SG&A as well as higher legal and compensation expenses.

Bookings for the Aerospace segment during the first quarter were $58.6 million, up 20.3% from $48.7 million in the first quarter of 2011, and up 8.5% from bookings of $54.0 million in the trailing fourth quarter of 2011. Backlog at the end of the first quarter was $94.5 million.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the 2012 first quarter decreased to $3.1 million when compared with $4.9 million for the same period in 2011.

Test Systems operating loss for the first quarter of 2012 was $1.1 million compared with break even in the same period last year.

Test Systems bookings in the first quarter of $2.3 million were down when compared with $5.8 million in the first quarter of 2011, and down from the trailing 2012 fourth quarter, which had bookings of $2.5 million. Backlog was $7.5 million at the end of the first quarter.

Balance Sheet

Cash at the end of the 2012 first quarter declined by $2.7 million to $8.2 million compared with December 31, 2011, primarily as a result of the early extinguishment in January, 2012 of a $5.0 million, 6% subordinated note and increased investment in net working capital assets.

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Astronics Corporation Reports Net Income Up 17.0% on 18.2% Increase in Sales for First Quarter 2012

May 1, 2012

Capital expenditures during the first quarter of 2012 were $1.7 million compared with $0.8 million in 2011.

The Company expects capital spending in 2012 to be approximately $18 million to $20 million which includes approximately $12 million to $14 million to complete the Kirkland, Washington facility acquired last year for the Astronics AES operation.

Outlook

On March 31, 2012, backlog was $102.0 million, down from backlog of $106.3 million at the end of the trailing fourth quarter of 2011 and improved over backlog of $99.1 million at the end of the first quarter of 2011. Approximately $84.7 million of this backlog is expected to ship by the end of 2012 and $89.4 million is expected to ship over the next four quarters.

Mr. Gundermann concluded, “Based on feedback from customers and our existing backlog, we are raising our revenue expectations for the year to $250 to $265 million. We believe we have the plans in place to make 2012 a very good year.”

Astronics anticipates that approximately $240 million to $253 million of forecasted revenue will be from its Aerospace segment, while approximately $10 million to $12 million of the forecasted revenue will be from its Test Systems segment.

E&D spending for 2012 is expected to be in the range of $36 million to $40 million.

First Quarter 2011 Webcast and Conference Call

The Company will host a teleconference at 11:00 AM ET on Tuesday, May 1, 2012. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 392763. The telephonic replay will be available from 2:00 p.m. on the day of the call through Tuesday, May 8, 2012. A transcript will also be posted to the Company’s Web site, once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power, avionics databus products and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation and Luminescent Systems Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports Net Income Up 17.0% on 18.2% Increase in Sales for First Quarter 2012

May 1, 2012

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended
	3/31/2012	4/2/2011
Sales	$65,138	$55,128
Cost of products sold	47,018	40,622

Gross profit	18,120	14,506
Gross margin	27.8%	26.3%
Selling, general and administrative	8,855	6,345
SG&A % of Sales	13.6%	11.5%

Income from operations	9,265	8,161
Operating margin	14.2%	14.8%
Interest expense, net	263	537

Income before tax	9,002	7,624
Income tax expense	2,907	2,415

Net Income	$6,095	$5,209

Net income % of Sales	9.4%	9.4%
*Basic earnings per share:	$0.49	$0.43
*Diluted earnings per share:	$0.46	$0.41
*Weighted average diluted shares outstanding (in thousands)	13,114	12,791
Capital Expenditures	$1,665	$754
Depreciation and Amortization	$1,447	$1,190

*	All share quantities and per share data reported for 2011 has been restated to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.

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Astronics Corporation Reports Net Income Up 17.0% on 18.2% Increase in Sales for First Quarter 2012

May 1, 2012

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

( in thousands)

	3/31/2012	12/31/2011
	(Unaudited)
ASSETS:
Cash and cash equivalents	$8,235	$10,919
Accounts receivable	39,894	35,669
Inventories	42,290	40,094
Other current assets	5,418	5,628
Property, plant and equipment, net	41,757	41,122
Deferred taxes long-term	8,579	7,039
Other long-term assets	3,143	3,249
Intangible assets, net	13,650	14,000
Goodwill	17,233	17,185

Total Assets	$180,199	$174,905

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,288	$5,290
Accounts payable and accrued expenses	30,673	28,187
Long-term debt	21,937	27,973
Other liabilities	16,376	10,592
Shareholders’ equity	105,925	102,863

Total Liabilities and Shareholders’ Equity	$180,199	$174,905

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended
	3/31/2012	4/2/2011
Sales
Aerospace	$62,001	$50,199
Test Systems	3,137	4,929

Total Sales	65,138	55,128

Operating Profit and Margins
Aerospace	11,878	9,319
	19.2%	18.6%
Test Systems	(1,075)	17
	(34.3)%	0.3%

Total Operating Profit	10,803	9,336
	16.6%	16.9%
Interest Expense	263	537
Corporate Expenses and Other	1,538	1,175

Income Before Taxes	$9,002	$7,624

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Astronics Corporation Reports Net Income Up 17.0% on 18.2% Increase in Sales for First Quarter 2012

May 1, 2012

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			2012 YTD %
	3/31/2012	4/2/2011	% change
Aerospace Segment
Commercial Transport	$44,108	$32,926	34.0%	67.7%
Military	8,918	9,259	-3.7%	13.7%
Business Jet	6,654	6,637	0.3%	10.2%
FAA/Airport	2,321	1,377	68.6%	3.6%

Aerospace Total	62,001	50,199	23.5%	95.2%
Test Systems Segment
Military	3,137	4,929	-36.4%	4.8%

Total	$65,138	$55,128	18.2%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			2012 YTD %
	3/31/2012	4/2/2011	% change
Aerospace Segment
Cabin Electronics	$35,039	$26,075	34.4%	53.8%
Aircraft Lighting	16,987	18,171	-6.5%	26.1%
Airframe Power	4,529	4,576	-1.0%	7.0%
Airfield Lighting	2,321	1,377	68.6%	3.5%
Avionics Databus	3,125	—	—%	4.8%

Aerospace Total	62,001	50,199	23.5%	95.2%
Test Systems Segment	3,137	4,929	-36.4%	4.8%

Total	$65,138	$55,128	18.2%	100.0%

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Astronics Corporation Reports Net Income Up 17.0% on 18.2% Increase in Sales for First Quarter 2012

May 1, 2012

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q2 2011 7/2/2011	Q3 2011 10/1/2011	Q4 2011 12/31/2011	Q1 2012 3/31/2012	Trailing Twelve Months 3/31/2012
Sales
Aerospace	$51,942	$53,509	$58,224	$62,001	$225,676
Test Systems	3,533	2,895	2,932	3,137	12,497

Total Sales	$55,475	$56,404	$61,156	$65,138	$238,173

Bookings
Aerospace	$55,029	$61,718	$54,048	$58,567	$229,362
Test Systems	3,459	2,761	2,506	2,272	10,998

Total Bookings	$58,488	$64,479	$56,554	$60,839	$240,360

Backlog
Aerospace	$93,143	$101,352	$97,903	$94,468	N/A
Test Systems	8,969	8,835	8,409	7,544	N/A

Total Backlog	$102,112	$110,187	$106,312	$102,012	N/A

Book:Bill Ratio
Aerospace	1.06	1.15	0.93	0.94	1.02
Test Systems	0.98	0.95	0.85	0.72	0.88

Total Book:Bill	1.05	1.14	0.92	0.93	1.01

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